Exhibit 10.5

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS DEBENTURE (DEFINED BELOW) HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY TREASURY REGULATIONS PROMULGATED UNDER SECTION 1275(c) OF THE CODE. PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), CHIEF FINANCIAL OFFICER, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING NO LATER THAN TEN DAYS AFTER THE ISSUANCE DATE OF THIS DEBENTURE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). CHIEF FINANCIAL OFFICER MAY BE REACHED AT TELEPHONE NUMBER (424) 332-5480.

Original Issue Date: June 30, 2026

$[__________]1

DEBENTURE DUE JUNE 30, 2031

THIS DEBENTURE is one of a series of duly authorized and validly issued Debentures of Southern Airways Pacific, LLC, a Delaware limited liability company, and Southern Airways Express, LLC, a Delaware limited liability company (individually and collectively, as the context requires, the “Company”), having its principal place of business at 12111 S. Crenshaw Blvd., Hawthorne, California 90250, designated as its Debenture due June 30, 2031 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to [HOLDER] or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $[__________] on June 30, 2031 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the

1 Pro Rata Portion of $21,600,000.00

aggregate then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.
Definitions.
(a)
CTC Terms. Certain of the terms used in this Debenture (“CTC Terms”) have the meaning set forth in and/or intended by the “Cape Town Convention”, which term means, collectively, (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Convention”), (ii) the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Protocol”), and (iii) the related procedures and regulations for the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry (the “International Registry”), issued by the applicable supervisory authority pursuant to the Convention and the Protocol, as the same may be amended or modified from time to time. By way of example, but not limitation, these CTC Terms include, “administrator”, “associated rights”, “contract of sale”, “sale”, “prospective sale”, “proceeds”, “international interests”, “prospective international interest”, “security assignment”, “transfer”, “working days”, “consent”, “final consent”, “priority search certificate”, “professional user entity”, “transacting user entity” and “contract.”.
(b)
Additional Defined Terms. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Agent” means JGB Collateral, LLC, as collateral agent for the Holders of the Debentures.

“Aircraft” means each aircraft listed on Schedule 1 attached hereto including with respect to each such aircraft, (i) the Airframe, (ii) the Engines, (iii) the APU, and (iv) the Records, and all accessories, additions, accessions, alterations, modifications, Parts (specifically including but not limited to the propellers listed on Schedule 1), repairs and attachments now or hereafter affixed thereto or used in connection therewith, and all Permitted Replacements and all other replacements, substitutions and exchanges (including trade-ins) for any of the foregoing.

“Airframe” means (i) each airframe described in Schedule 1 hereto, and shall not include the Engines or APU, and (ii) any and all related Parts.

“Applicable Aviation Authority” means any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, civil aviation authority, air navigation authority or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of civil aviation or having jurisdiction over the registration, airworthiness or operation of, or other matters relating to the Aircraft, including, without limitation, the FAA, the United Kingdom Civil Aviation Authority, the Joint Aviation Authorities, an associated body of the European Civil Aviation Conference, or any successor to such organization and the European Aviation Safety Agency, an agency of the European Union, or any successor to such organization.

“Applicable Law” shall mean all applicable laws, statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority, as amended and revised, and any judicial or administrative interpretation of any of the same, including the airworthiness certificate issued with respect to each Aircraft, the Cape Town Convention, the UCC, the Transportation Code, all TSA regulations, all FARs, airworthiness directives, and/or any of the same relating to the Aircraft generally or to noise, the environment, security, public safety, insurance, taxes and other Impositions, exports or imports or contraband.

“Applicable Standards” means (i) Applicable Law; (ii) the requirements of the Required Coverages; and (iii), with respect to each Airframe (including the Engines, APU or Parts), all compliance requirements set forth in or under (A) all maintenance manuals initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all applicable airworthiness directives issued by the FAA or other Applicable Aviation Authorities, (D) all conditions to the enforcement of any warranties pertaining thereto, and (E) the FAA approved maintenance program with respect to each Aircraft (including, the Airframe, the Engines, APU or Parts).

“APU” means (i) the auxiliary power units described in Schedule 1 hereto, whether or not hereafter installed on the Aircraft or any other airframe from time to time; and (ii) any auxiliary power unit constituting a Permitted Replacement that may from time to time be substituted, pursuant to the applicable terms of this Debenture, for an APU; in each case, together with any and all related Parts.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not stayed or dismissed within 60 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any material part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of exercise of the Securities issued together with the Debentures), (b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the management or policies of the Company or control over the equity interests of such Person entitled to vote for members of the Board of Directors of the Company on a fully-diluted basis (and taking into account all such voting power that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such equity interests, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person or (d) a replacement at one time of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date).

“Common Stock” shall have the meaning assigned to such term in the Purchase Agreement.

“Collateral Account” means a segregated deposit account established and maintained at a financial institution reasonably acceptable to the Agent, in the name of the Agent, into which the L/C Collateral Reserve shall be deposited on the Original Issue Date, to be held and released in accordance with Section 3(d).

“Debenture Register” shall have the meaning set forth in Section 2(b).

“Defective Registration” means any failure to cause an Aircraft to be effectively and validly registered with the Registry in the name of Company or the applicable Subsidiary in accordance with the Registration Requirements, for any reason whatsoever, including should such registration be revoked, canceled or expired or otherwise deemed to have ended or been invalidated pursuant to the Registration Requirements.

“Depository Trust Company” or “DTC” means The Depository Trust Company.

“Disqualified Stock” shall mean, with respect to any person, any equity interests of such person that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Debentures), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Stock, in each case, prior to the date that is one hundred eighty one (181) days after the Maturity Date.

“Engine” shall mean (i) each of the engines described in Schedule 1 hereto, whether or not hereafter installed on an Airframe or any other airframe from time to time; and (ii) any engine constituting a Permitted Replacement that may from time to time be substituted, pursuant to the applicable terms of this Debenture, for an Engine; in each case, together with any and all related Parts.

“Event of Loss” with respect to an Aircraft, an Airframe, an Engine, or the APU shall mean any of the following events: (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any foreign or domestic Governmental Authority (“Requisition of Use”); (iv) as a result of any rule, regulation, order or other action by any foreign or domestic Governmental Authority (including, without limitation, the FAA or any similar foreign Governmental Authority) having jurisdiction, (A) the use of such property shall have been prohibited, or such property shall have been declared unfit for use, (B) Company shall be required to divest itself of its rights, title or interest in such property, or (C) the then actual hour or cycle limits with respect to such property shall equal or exceed any mandatory hour and cycle limits with respect to such property, beyond which it cannot be operated, except for regular maintenance events; (v) with respect to an Engine or the APU, the removal thereof from the Airframe, whether or not such Engine or APU is operational, except for regular maintenance events; or (vi) an Engine or APU is returned to the manufacturer other than for repair or replacement (any such return being herein referred to as a “Return to Manufacturer”). The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, unfitness for use for the stated period, removal for the stated period or Return to Manufacturer.

“Event of Default” shall have the meaning set forth in Section 8(a).

“FAA” means the United States Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration and the Department of Transportation, or any Person or Governmental Authority succeeding the functions of any of the foregoing, including, where applicable, the TSA.

“FARs” shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.F.R. Part 1 et seq.), together with all successor regulations thereto.

“Fundamental Transaction” shall have the meaning set forth in Section 5.

“Governmental Authority” shall mean any court, governmental or administrative body, instrumentality, department, bureau, commission, agency or authority.

“IDERA” shall mean the Irrevocable De-Registration and Export Request Authorization, prepared by Agent pursuant to the Protocol, and executed by Company or applicable Subsidiary.

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services including without limitation, merchant cash advances (excluding trade credit and trade accounts payable incurred in the ordinary course of business and which is not past due), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, currency swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person, including without limitation, merchant cash advances (excluding trade credit and trade accounts payable incurred in the ordinary course of business), (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interested Third Party” means any manager, operator, lessee, time share party, service provider or other Person.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitutes a business unit or all or a substantial part of the business of, such Person.

“Late Fees” shall have the meaning set forth in Section 2(c).

“L/C Availability” means, at any time, an amount equal to (i) $14,000,000, minus (ii) any amounts of any partial draws made under the Letter of Credit from time to time,

minus (iii) any Permitted L/C Reduction (for the avoidance of doubt, each Permitted L/C Reduction shall immediately reduce the L/C Availability upon occurrence, without the requirement for notice to or action by any party).

“L/C Collateral Reserve” means $14,000,000, representing the portion of the aggregate funded amount of the Debentures to be deposited into the Collateral Account on the Original Issue Date, to be either released to the Company or returned to the Holders in accordance with the conditions set forth in Section 3(d).

“L/C Confirmation” means (i) the Agent’s receipt of the original Letter of Credit, in form and substance reasonably satisfactory to the Agent, and (ii) Agent’s completion of an initial draw thereon (including a potential draw to satisfy the Company’s obligations with respect to the prepayment required under Section 3(f)).

“Letter of Credit” means an irrevocable standby letter of credit, for the benefit of the Agent, issued by HSBC Bank USA, N.A., in the initial aggregate face amount of $14,000,000, with an initial term expiring not earlier than the first anniversary of the date of issuance and automatically renewing for successive one-year periods unless the Issuer provides written notice of non-renewal to the Collateral Agent at least sixty (60) days prior to the then-current expiration date (or, if the Issuer will not issue an evergreen Letter of Credit, expiring on a fixed date not earlier than December 31, 2031). Any Letter of Credit issued in substitution for the Letter of Credit pursuant to the terms hereof shall be deemed to be the Letter of Credit upon delivery of such substitute Letter of Credit to the Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, security interest, lease, option, right of first refusal, easement, servitude, encroachment, restrictive covenant, restriction on transfer or other title defect, priority or other security or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, any international interest, prospective international interest, security assignment or other Registerable Interest, and the filing of any financing statement under the UCC or comparable law naming the owner of the asset to which such lien relates as debtor).

“Mandatory Default Amount” means the sum of (a) 110% of the outstanding principal amount of this Debenture (or, if Park Lane Investments LLC or its affiliates cure the applicable Event of Default within three Business Days of the occurrence of such Event of Default, 100% of the outstanding principal amount of this Debenture), plus 100% of accrued and unpaid interest hereon, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture and the other Transaction Documents.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Parent” means Surf Air Mobility Inc., a Delaware corporation and ultimate parent of the Company.

“Parts” shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than a complete Engine or APU) that may from time to time be incorporated or installed in or attached to the Airframe, the Engines or the APU, and any and all such appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment removed therefrom so long as the same have not been released from the Agent’s Lien pursuant to the applicable terms of this Debenture.

“Permitted L/C Reduction” means, on any date, a reduction in L/C Availability in the amount of the positive excess (if any) on such date of (i) the L/C Availability then in effect prior to such Permitted L/C Reduction over (ii) the aggregate principal amount outstanding with respect to all of the Debentures collectively. A Permitted L/C Reduction shall be deemed to occur on any date on which such a positive excess exists.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens in favor of Holder or the Agent; (b) Liens deemed to be disclosed pursuant to the Purchase Agreement, as in effect as of the Original Issue Date, (c) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; provided, further, that with respect to any Aircraft, Airframe, Engine, APU or Part, Liens securing claims of mechanics and materialmen shall not exceed $250,000 in the aggregate for all Aircraft collectively, and which Liens shall not remain outstanding for more than thirty (30) days after completion of the underlying work; (d) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (e) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; and (f) any other Lien not secured by the Collateral. Notwithstanding clauses (c) through (f) above, no Permitted Lien (other than Liens in favor of the Holder or the Agent under clause (a) and mechanics’ and materialmen’s liens permitted under clause (c), to the extent any such Lien attaches to the Collateral) shall apply to any Aircraft, Airframe, Engine, APU or Part.

“Permitted Operator” means the Company, or any other Person operating an Aircraft as a lessee under a Third Party Agreement between the Company and such Person, but only to the extent Agent provides its prior written consent to such Third Party Agreement, such consent not to be unreasonably delayed or withheld.

“Primary Hangar Location” means, with respect to each Aircraft, the location identified as such on Schedule 1 hereto.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June 30, 2026 among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Records” shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to an Airframe, the Engines, an APU, or any Parts, including, without limitation, all records (i) required to be maintained by the FAA or any other Governmental Authority having jurisdiction, or by any manufacturer or supplier with respect to the enforcement of warranties or otherwise, (ii) evidencing Company’s or the applicable Subsidiary’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program.

“Registerable Interests” means all existing and prospective international interests and other interests, rights and/or notices, sales and prospective sales, assignments, subordinations and discharges, in each case, susceptible to being registered at the International Registry pursuant to the Cape Town Convention.

“Registration Certificate” means, with respect to each Aircraft, (i) a currently effective Certificate of Aircraft Registration (AC Form 8050-3), or (ii) any other certificate issued to Company or the applicable Subsidiary evidencing the currently effective registration of the Aircraft in its name, in connection with the operation of such Aircraft in the United States of America pursuant to the Registration Requirements; or (iii) any other document as may then be required to be maintained within such Aircraft by the Registration Requirements, either together with or in lieu of such certificate.

“Registration Requirements” means the requirements for registering aircraft with the Registry under 49 U.S.C. 44101-44104, and 14 C.F.R. § 47 as then in effect, any successor laws, rules or regulations pertaining to applicants for and holders of a Registration Certificate, the U.S. registration number for each Aircraft, and any such other FARs and other Applicable Laws, in each case as and to the extent pertaining to the registration of Company’s or the applicable Subsidiary’s ownership of each such Aircraft with the Registry, including any re-registration or renewal of such registration or replacement of any such Registration Certificate.

“Registry” means the FAA Civil Aviation Registry, Aircraft Registration Branch, or any successor registry having an essentially similar purpose pertinent to the ownership registration of the Aircraft pursuant to the Registration Requirements.

“Release Price” means, with respect to each Aircraft, the amount set forth opposite such Aircraft in the column titled “Release Price” on Schedule 1.

“Required Holders” means those Holders owning at least 50.1% of the outstanding principal balance of the Debentures; provided that, so long as any JGB Fund holds at least 20% of the outstanding principal balance of the Debentures, such JGB Fund shall be a “Required Holder”.

“Required Coverages” shall mean any of the insurance coverages required under this Debenture or any of the other Transaction Documents.

“Registration Rights Agreement” shall have the meaning assigned to such term in the Purchase Agreement.

“Resale Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Successor Entity” shall have the meaning set forth in Section 5.

“Transportation Code” shall mean Subtitle VII of Title 49 of the United States Code, as amended and recodified.

“Third Party Agreements” means any and all leases, subleases, interchange agreements, management agreements, charter agreements, pooling agreements, timeshare agreements, engine, airframe or aircraft maintenance programs and any other similar agreements or arrangements of any kind whatsoever relating to any Aircraft, Airframe or the Engines.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any successors to any of the foregoing.

“TSA” means the Transportation Security Administration and/or the Administrator of the TSA, or any Person or Governmental Authority succeeding the functions of any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or other applicable jurisdiction.

“Warrant Shares” shall have the meaning assigned to such term in the Purchase Agreement.

Section 2.
Interest and Fees.
(a)
Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture at the rate of 13.5% per annum, payable monthly in arrears on the last day of each calendar month, beginning on the first such date after the Original Issue Date, and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.
(b)
Interest Calculations. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).
(c)
Late Fees. All overdue accrued and unpaid interest, scheduled amortization payments or other amounts to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of (x) 18.0% per annum or (y) the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the applicable due date through and including the date of actual payment in full of such overdue amount.
(d)
Original Issue Discount. This Debenture is issued for a funded amount of $[_______] and with an original issue discount of $[_______]2. The Company acknowledges that such original issue discount is compensation for foregone use of money and is not a fee for services. In addition, the Company acknowledges that such original issue discount is fully earned on the Original Issue Date and no part thereof is refundable under any circumstances.
Section 3.
Prepayment; Amortization.
(a)
Prepayment at the Option of the Company. Subject to the provisions of this Section 3(a), at any time on or after July 1, 2027, the Company may, upon not less than five (5) Business Days’ prior written notice to the Holder, prepay all or any portion of the then outstanding principal amount of this Debenture in cash at par, without premium or penalty, together with all accrued and unpaid interest on the principal amount being prepaid and all other amounts due and payable hereunder. The amount to be prepaid shall be due and payable in full in cash (by wire transfer of immediately available funds to the account of the Holder) on the prepayment date specified in such notice. For the avoidance of doubt, the Company may not prepay all or any portion of this Debenture except as set forth in this Section 3.
(b)
Scheduled Principal Amortization. Beginning on June 30, 2027 and continuing on the last day of each calendar month thereafter until the Maturity Date (or, if any such day is not a Business Day, on the next succeeding Business Day), the Company shall make a cash principal amortization payment to the Holder in an amount equal to $[________]3, which payment shall be applied to reduce the outstanding principal amount of this Debenture at par.
(c)
Mandatory Prepayment from Aircraft Sale Proceeds. Notwithstanding any other provision of this Section 3, no sale or other disposition of any Aircraft shall be permitted without the Agent’s prior written consent, which consent shall set forth the terms and conditions for the release of the Agent’s Liens in such Aircraft, except for sales or dispositions made for at least the Release Price for such Aircraft, which sales and dispositions may be made without the Agent’s prior written consent. Upon any sale or other disposition of any Aircraft consented to by the Agent, the Company shall apply 100% of the net cash proceeds received by the Company or any Subsidiary from such sale or other disposition to prepay the outstanding principal amount of this Debenture at par, without premium or penalty, together with all accrued and unpaid interest on the principal amount so prepaid. Such mandatory prepayment shall be made promptly upon receipt of such proceeds and in any event within one (1) Business Day thereafter. Upon the Company’s payment of such prepayment amount to the Holder and satisfaction of any conditions set forth in

2 Pro rata portion of $600,000.00

3 Pro rata portion of $220,000.00

the Agent’s consent, the Agent’s Liens in such specific Aircraft (including the applicable Airframe, Engines, APU, Parts and Records related thereto) shall be released and terminated, and the Holder and the Agent shall execute and deliver, or cause to be executed and delivered, at the Company’s sole cost and expense, such instruments and documents as may be reasonably necessary to evidence such release and termination. Upon such release and termination, the Holder and the Agent hereby authorize the Company to make all necessary or desirable filings relating solely to such specific Aircraft evidencing such release and termination.
(d)
Collateral Account; Release of L/C Collateral Reserve.
(i)
On the Original Issue Date, the L/C Collateral Reserve shall be deposited into the Collateral Account.
(ii)
The L/C Collateral Reserve (or any remaining balance thereof) shall be released from the Collateral Account and disbursed to the Company promptly upon satisfaction of each of the following conditions: (1) L/C Confirmation, and (2) execution and delivery of the Guarantee (as defined in the Purchase Agreement) by the Parent in form and substance satisfactory to the Agent and High Trail Special Situations LLC (or its applicable affiliate) (“High Trail) and Park Lane Investments LLC, and (3) execution and delivery of a High Trail Intercreditor Agreement by the Agent and High Trail, in form and substance satisfactory to each such party. To the extent not so released and disbursed within thirty (30) days following the Original Issue Date, any portion of the L/C Collateral Reserve remaining in the Collateral Account shall be applied to prepay all or any portion of the then outstanding principal amount of this Debenture in cash at par, without premium or penalty, together with all accrued and unpaid interest on the principal amount being prepaid. Agent, the Holder, and the Company agree that High Trail shall be an express third-party beneficiary of this Section 3(d)(ii) and this Section 3(d)(ii) may not be amended, modified, or its provisions waived without High Trail’s written consent.
(e)
Optional Prepayment from L/C Collateral Account Upon L/C Termination or Non-Renewal. Subject to the proviso below, upon the Holder’s receipt of any notice from the issuer of the Letter of Credit that the Letter of Credit will be terminated (other than as a result of being fully drawn), the Holder may, in its sole discretion, require prepayment of this Debenture in an amount equal to the then-outstanding L/C Availability, using funds held in the Collateral Account (if any) or the proceeds of a draw on the Letter of Credit, at par, without premium or penalty, together with all accrued and unpaid interest on the principal amount so prepaid; provided, however, for the avoidance of doubt, in the event the Letter of Credit is replaced at least thirty (30) days prior to expiration of the Letter of Credit with a letter of credit satisfactory to the Agent in its discretion, this Section 3(e) shall not apply.
(f)
Initial Prepayment. On or before the date that is one (1) day after the Original Issue Date (the “Initial Prepayment Date”), the Company shall prepay $[_______]4 of the outstanding principal amount of this Debenture at par. Such payment shall be made in cash by wire transfer of immediately available funds to the account of the Holder. If the Company fails to make such payment on the Initial Prepayment Date, the Company shall have a cure period of twenty (20)

4 Pro rata portion of $100,000.00

Business Days following the Initial Prepayment Date (the “Initial Prepayment Cure Period”) during which Initial Prepayment Cure Period no Event of Default shall be deemed to have occurred. During the Initial Prepayment Cure Period, the Agent may draw on the Letter of Credit in an amount equal to the unpaid amount due under this Section 3(f) and apply such proceeds to satisfy the Company's payment obligation hereunder.
Section 4.
Registration of Transfers and Exchanges.
(a)
Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.
(b)
Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.
(c)
Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
Section 5.
Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this

Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.
Section 6.
Affirmative Covenants. As long as any portion of this Debenture remains outstanding, the Company shall, and shall cause its Subsidiaries to:
(a)
Notices; Financial Information; and Further Assurances.
(i)
promptly give written notice to Holder of (1) the occurrence of any Event of Default; (2) the occurrence of any Event of Loss or event of which the Company or any Subsidiary is actually aware that could reasonably be expected to become an Event of Loss; (3) the commencement or written threat of any litigation or proceedings materially and adversely affecting the Company or any Subsidiary or any litigation or proceedings materially and adversely affecting any Aircraft, or the ability of the Company or any Subsidiary to comply with its obligations under the Transaction Documents; and (4) any dispute between the Company or any Subsidiary or any Interested Third Party and any Governmental Authority or other Person that involves the Aircraft or that could reasonably be expected to materially and adversely interfere with the normal business operations of the Company or any Subsidiary; provided, however, that notwithstanding the foregoing awareness and reasonableness standards, the Company shall provide immediate written notice to Holder and Agent of (A) any actual Event of Loss and (B) any FAA enforcement action that results in the suspension or revocation of any FAA-issued certificate or civil penalty in excess of $250,000, emergency airworthiness directive, or grounding order affecting any Aircraft;
(ii)
furnish to Holder (1) within one hundred twenty (120) days of the close of each fiscal year of the Parent, the Parent’s consolidated (and, if applicable, consolidating) balance sheet and statements of shareholders’ equity, cash flows and operations as of the end of and for such fiscal year all on a comparative basis with the prior fiscal year and prepared in accordance with GAAP, certified by a recognized firm of certified public accountants, (2) within sixty (60) days of the close of each of the first three fiscal quarters of the Parent, the Parent’s quarterly consolidated (and, if applicable, consolidating), balance sheet and statements of shareholders’ equity, cash flows and operations as of the end of and for such fiscal quarter, all on a comparative basis with the similar fiscal quarter of the previous year and prepared in accordance with GAAP, certified by the chief financial officer of the Parent; provided that Company shall be deemed to have satisfied the financial reporting requirements herein if, within the time frames specified in clauses (ii)(1) and (ii)(2), the Parent files with the SEC its Forms 10-K and 10-Q or makes such forms publicly available in electronic format;
(iii)
promptly furnish such additional financial and other information as Holder may from time to time reasonably request; provided, however, the disclosure of any material non-public information shall be subject to Applicable Law; and
(iv)
promptly execute and deliver to Agent such further instruments, UCC, FAA and other Applicable Aviation Authority filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Holder may from time to time reasonably request in order to further carry out the intent and purpose of the Transaction Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Holder thereby.
(b)
General Obligations.
(i)
(1) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or any Aircraft, (2) remain a “citizen of the United States” within the meaning of the Transportation Code, (3) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Transaction Documents and the operation of each Aircraft and its business, (4) cause each Aircraft to remain primarily hangared at a Primary Hangar Location and duly registered in the name of the Company or the applicable Subsidiary under the Transportation Code, and (5) pay and perform all of its obligations and liabilities when due.
(ii)
(i) within thirty (30) days of any change in its presently existing legal name or its form or state of organization, give written notice thereof to Agent, (ii) if its presently existing state organizational identification number changes on or at any time after the Original Issue Date, promptly notify Agent thereof, and (iii) not change its presently existing mailing, chief executive office and/or principal place of business address on or after the Original Issue Date, without giving Agent thirty (30) days’ prior written notice of the same.
(c)
Taxes.
(i)
file with all appropriate taxing authorities (i) all federal, state and local income tax returns that are required to be filed, , and (ii) all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to any Aircraft, except in each of clauses (i) and (ii), where the failure to do so would not reasonably be expected to have a material adverse effect on the financial condition or operations of Company or any Subsidiary or on the ability of the Company or any Subsidiary to perform its obligations under any of the Transaction Documents.
(ii)
(i) pay on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to any Aircraft directly to the appropriate taxing authorities; and (ii) pay when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees hereafter imposed by any governmental body or agency upon Company, any Subsidiary or any Aircraft, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of any Aircraft, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
(d)
Use of Aircraft; Maintenance; Modifications; Security.
(i)
Operate each Aircraft under and in compliance with Part 91, Part 135 and Part 298, in each case to the extent applicable, any other applicable provision of the FARs and all other Applicable Standards. Unless otherwise expressly permitted hereunder, only a Permitted Operator shall have, and maintain, “operational control” of each Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages; provided, however, that with respect to any third-party operator under a Third Party Agreement (other than Company or SAE), the Company shall use commercially reasonable efforts to ensure that such Third Party Agreement and such third-party operator’s performance thereunder is in compliance with this Section 6(d); and provided, further, that any Third Party Agreement shall contain compliance obligations at least as protective as those set forth in this Section 6(d), including compliance with Applicable Standards and Required Coverages, and Agent shall have the right to approve the form of such compliance provisions in any new Third Party Agreement.
(ii)
cause the Aircraft to (1) at all times be based in Hawaii or the Continental United States, and (2) not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by the Required Coverages), (B) with which the United States of America does not maintain favorable diplomatic relations, or (C) in violation of any of the Transaction Documents or any Applicable Standards.
(iii)
adopt, implement and comply in all material respects with all security measures required by any Applicable Law or by any Required Coverages, or that are necessary or appropriate for the proper protection of each Aircraft.
(iv)
with respect to each Aircraft, (i) maintain, inspect, service, repair, overhaul and test the Airframe, the Engines, each APU and each Part in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Company or the applicable Subsidiary, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) that become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the applicable Airframe, the Engines, the APU or any Part. Without limiting the foregoing, the Company and each Subsidiary shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
(v)
refrain from making or authorizing any improvement, change, addition or alteration to any Aircraft that will impair the originally intended function or use of such Aircraft, diminish the value of such Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Company or any Subsidiary shall immediately, without further act, become part of such Aircraft and subject to the Agent’s Lien.
(vi)
notwithstanding anything to the contrary contained herein, other than obligations related to (w) priority of the collateral interest, (x) records maintenance, (y) insurance obligations under Section 6(e), and (z) maintaining the airframe in good condition, the Applicable Standards do not apply to N825MA (identified as item 1 on Schedule I, below).
(e)
Insurance. Maintain at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Agent (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(i)
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $100,000,000 each occurrence, and (B) personal injury liability (except passengers) in an amount not less than $25,000,000 per occurrence; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
(ii)
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering each Aircraft, provided that such insurance shall at all times be in an amount not less than the full replacement value of each such Aircraft (as defined in Schedule X attached hereto) (each such amount re-determined as of each anniversary of the Original Issue Date for the next succeeding year throughout the term of the Debentures); and
(iii)
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
(iv)
Any policies of insurance carried in accordance with this Section 6(e) and any policies taken out in substitution or replacement of any such policies shall (1) be endorsed to Agent as an additional insured as its interests may appear (but without responsibility for premiums), (2) provide, with respect to insurance carried in accordance with Section 6(e), that any amount payable thereunder shall be paid directly to Agent as sole loss payee to the extent its interests may appear, and not to Agent and Company jointly, (3) provide for thirty (30) days’ prior written notice by such insurer of cancellation, material change, or non-renewal, (4) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (5) waive any right of set-off against Agent, and any rights of subrogation against Agent, (6) provide that in respect of the interests of Agent in such policies, that the insurance shall not be invalidated by any action or inaction of Company, any Subsidiary or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Company, any Subsidiary or any other Person operating or in possession of the applicable Aircraft, and (7) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
(v)
Company and the Subsidiaries shall not self-insure (by premium adjustment or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 6(e). Company and the Subsidiaries shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages as are customarily maintained by similarly situated companies in the same industry in light of any changes in Applicable Law, prudent industry practices, the insurance market, Company’s or any Subsidiary’s anticipated use of any Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which each Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
(vi)
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 6(e), Company shall furnish to Holder and Agent evidence of the renewal or replacement of such coverage, complying with the requirements of this Section 6(e).
(f)
Event of Loss; Loaner Engines.
(i)
Upon the occurrence of any Event of Loss with respect to any Aircraft and/or any Airframe, Company shall notify Agent of any such Event of Loss within five (5) days of the date thereof. Company shall prepay this Debenture in an amount equal to the insured replacement value of such Aircraft and/or Airframe promptly upon and subject to its receipt of the insurance proceeds relating to such Event of Loss. Upon Agent’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence the applicable Aircraft or Airframe shall be released from the Agent’s Lien.
(ii)
Upon an Event of Loss with respect to an Engine or APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Company or the applicable Subsidiary shall, within thirty (30) days after the Company’s receipt of the insurance proceeds relating to such Event of Loss, replace such Lost Item, with a Permitted Replacement. A “Permitted Replacement” shall be an engine or auxiliary power unit (1) of the same make and model number as the Lost Item, (2) free and clear of all Liens, and (3) having a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Company, at its own cost and expense, shall (a) furnish Agent with such documents to evidence such conveyance, (b) cause the Permitted Replacement to be subject to the Agent’s Lien under this Debenture, and (c) take such other actions as may be required by Agent to cause the Agent’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
(iii)
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Company, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Company shall (1) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (2) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul.
(iv)
So long as no Event of Default then exists and no Event of Loss with respect to an Airframe has occurred, any loss or damage proceeds of the Required Coverages received by Agent shall be released by Agent to Company to reimburse Company for paying the costs actually incurred with respect to repairs made to the applicable Aircraft so as to restore it to the condition required by this Debenture, or for the purchase of a Permitted Replacement in accordance herewith.
(g)
Aircraft Registration. Cause the Aircraft to be effectively and validly registered in the name of the Company or the applicable Subsidiary on the Registry, and the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Company or the applicable Subsidiary on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing or any other provision of this Debenture:

(i)
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to each Aircraft to remain authorized for use by Company on each such Aircraft; including by (1) notifying Holder and Agent immediately of any event or circumstance with respect to which the Registration Requirements require further action by Company, the Registry or any other Governmental Authority or other Person, (2) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on each Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (3) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
(ii)
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Company’s responsibility to avoid such circumstance), if the operation of the Aircraft is no longer authorized by the Registration Requirements, Company shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Holder and Agent, and (C) inform the insurer or insurers thereof and obtain and maintain adjustments to the Required Coverages that may be necessary or desirable to Holder and Agent so as to reflect any changes in the insurable risks relating to any Defective Registration.
(h)
Inspection. Permit Agent or its authorized representatives to inspect any Aircraft, any part thereof and/or any Records at any reasonable time and from time to time (but no more than thrice per calendar year unless an Event of Default exists, in which case there shall be no limit), wherever located, upon reasonable prior notice to the Company; provided that during the continuance of an Event of Default, such inspection may be conducted at any time without prior notice. Upon the request of Agent, the Company shall promptly confirm to Agent the location of each Aircraft. Any inspection of the Aircraft shall be at the Company’s sole cost and expense and the Company shall reimburse the Holder promptly on demand for its reasonable costs and expenses incurred in connection with the inspection of any Aircraft. The Agent and its authorized representatives shall make commercially reasonable efforts not to interfere with the operation of any Aircraft.
(i)
Letter of Credit. The Company shall cause the Letter of Credit to be in full force and effect in an amount equal to the L/C Availability at all times, until such time as the L/C Availability shall be zero.
Section 7.
Negative Covenants. As long as any portion of this Debenture remains outstanding, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:
(a)
[Intentionally Omitted].

(b)
Liens. Other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of the Collateral.
(c)
Amendments to Charter Documents. Amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder.
(d)
Dispositions. Sell, lease, transfer, assign, convey or otherwise dispose of any Aircraft, Airframe, Engine, APU, Part or other Collateral, or any interest therein, except (i) sales and leases of Aircraft permitted pursuant to Section 3(c) hereof, (ii) the replacement of Parts in the ordinary course of maintenance in accordance with Applicable Standards, and (iii) the installation and removal of Loaner Engines in accordance with Section 6(f)(iii) hereof.
Section 8.
Events of Default.
(a)
“Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i)
any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on the Maturity Date, by scheduled amortization, by prepayment, by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) Trading Days;
(ii)
the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures or in any Transaction Document, which failure is not cured, if possible to cure, within ten (10) Trading Days after the earlier of (A) notice of such failure sent by the Holder or by any other Holder to the Company or (B) such time that the Company has become or should have become aware of such failure;
(iii)
a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents;
(iv)
any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;
(v)
the Parent or any Subsidiary shall be subject to a Bankruptcy Event;
(vi)
the Company or any Subsidiary shall default on any of its obligations under any Indebtedness (except for Indebtedness secured by specific aircraft (other than the Collateral) without general recourse to the other assets of the Company or any Subsidiary), that (a) involves an obligation greater than $2,000,000, whether such Indebtedness now exists or shall hereafter be created, and (b) the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness shall have expired without such default having been cured or waived, and the holder or holders of such Indebtedness shall have the right to accelerate the maturity thereof (whether or not such Indebtedness is actually accelerated);
(vii)
the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days;
(viii)
[reserved]
(ix)
[reserved];
(x)
[reserved];
(xi)
[reserved];
(xii)
the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation shall no longer be available or shall be subject to a “chill” or similar restriction, and such condition shall not be cured within five (5) Trading Days;
(xiii)
the Parent shall fail for any reason to deliver Warrant Shares to a Holder within the time period required under the Warrants following a valid exercise thereof;
(xiv)
any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $2,000,000 (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), and such judgment, writ or similar final process shall remain unsatisfied, unvacated, unbonded or unstayed for a period of 30 calendar days;
(xv)
any Transaction Document shall for any reason fail or cease to create a valid Lien on the collateral described therein in favor of the Agent, or any material provision of any Transaction Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the applicable Subsidiary, the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company, any Subsidiary or any governmental authority having jurisdiction over the Company or any such Subsidiary, seeking to establish the invalidity or unenforceability thereof;
(xvi)
any of the following occurs: (A) any of the Required Coverages are not kept in full force and effect or a material breach or violation exists with respect to any provisions thereof; (B) the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages are not in effect; (C) Company or the applicable Subsidiary fails to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance in all material respects with all Applicable Laws or fails to comply in all material respects with any provision of any of the Transaction Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents; or (D) any Defective Registration occurs;
(xvii)
An Event of Loss that is finally determined by an Applicable Aviation Authority to be the fault of a Permitted Operator occurs with respect to (x) two (2) or more Aircraft in any twelve (12) month period or (y) three (3) or more Aircraft while this Debenture is outstanding;
(xviii)
At any time when the L/C Availability is greater than zero, the Letter of Credit (unless otherwise replaced) expires or is withdrawn, rescinded, no longer valid or no longer available for the Agent to draw upon for any reason whatsoever other than by reason of having been fully drawn;
(xix)
the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement).
(b)
Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Required Holders’ election, immediately due and payable in cash at the Mandatory Default Amount; provided that such acceleration shall be automatic, without any notice or other action of the Required Holders required, in respect of an Event of Default occurring pursuant to clause (v) of Section 8(a). Commencing 5 days after the occurrence and continuance of any Event of Default, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of (x) 18.0% per annum or (y) the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law, including without limitation, drawing on the Letter of Credit up to the L/C Availability. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Notwithstanding any other provision of this Agreement to the contrary, the Company agrees that the Holder may request that the Agent draw on the Letter of Credit up to the remaining L/C Availability thereunder, solely in order to apply, and the Company hereby authorizes and directs the Collateral Agent to apply such amounts drawn in respect of the Letter of Credit to the amount then due and payable by the Company and remaining unpaid, whether or not an Event of Default has occurred or the Obligations have been accelerated, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.

Section 9.
Miscellaneous.
(a)
Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of the Holder appearing on the books of the Company, or if no such email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.
(b)
Absolute Obligation. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. The obligations of the Company under this Debenture and the other Transaction Documents are not subject to any setoff, deduction, claim, counterclaim or defense of any kind or character whatsoever.
(c)
Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.
(d)
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
(e)
Waiver. Any waiver by the Company or the Required Holders of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Required Holders to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Required Holders must be in writing.
(f)
Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.
(g)
Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Debenture. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and prepayments (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture.
(h)
Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(i)
Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.
(j)
Secured Obligation. The obligations of the Company under this Debenture are supported by the Letter of Credit and secured by the Aircraft listed on Schedule 1 pursuant to the Aircraft Mortgage and Security Agreement, dated as of June 30, 2026, by and among the Company and certain of its Subsidiaries.
Section 10.
Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, in the event that the Company believes that such notice contains material, non-public information relating to the Parent or its Subsidiaries, the Company shall so indicate in such notice that it contains material, non-public information relating to the Parent or its Subsidiaries and, before the open of the applicable Trading Market on the following Business Day, the Company shall cause the Parent to publicly disclose the contents of such notice in a Current Report on Form 8-K filed with the Commission. In the event that the Company does not indicate in a notice delivered pursuant to this Debenture that such notice contains material, non-public information relating to the Parent or its Subsidiaries, the Holder shall be entitled to presume that all matters relating to such notice do not constitute material, non-public information of the Parent or its Subsidiaries.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SOUTHERN AIRWAYS PACIFIC, LLC

By:
Name:
Title:

SOUTHERN AIRWAYS EXPRESS, LLC

By:
Name:
Title:

[Holder Signature Page to Debenture]

AGREED AND ACCEPTED:

[HOLDER]

By:

Name:

Title:

[Collateral Agent Signature Page to Debenture]

AGREED AND ACCEPTED:

JGB COLLATERAL LLC

By:

Name:

Title:

SCHEDULE 1

Collateral Aircraft

The Aircraft for purposes of this Debenture are limited to the following aircraft:

#	Description	Release Price
1	N825MA — Registered Owner: Southern Airways Pacific LLC; Aircraft: 2013 Cessna 208B, airframe serial no. 208B5065; Engine: None currently installed; Propeller: None currently installed; Primary Hangar/Location: Kalaeloa Airport (JRF), Hawaii; Airworthiness/Status: Unairworthy/grounded	$400,000
2	N847MA — Registered Owner: Southern Airways Pacific LLC; Aircraft: 2013 Cessna 208B, airframe serial no. 208B5075; Engine: Pratt & Whitney Canada PT6A-140, engine serial no. PCE-VA0532; Propeller: McCauley HC-B3TN-3, propeller serial no. BUA33240; Primary Hangar/Location: HNL; Airworthiness/Status: Airworthy. (Which engine having at least 550 rated takeoff horsepower; and which propeller capable of absorbing at least 750 takeoff shaft horsepower.)	$1,350,000
3	N504SA — Registered Owner: Southern Airways Express LLC; Aircraft: 2022 Construzioni Aeronautiche Tecnam P2012 Traveller, airframe serial no. 048/US; Engines: Lycoming TEO-540-C1A, engine serial nos. L-223-84A and L-224-84A; Propellers: MT Propeller MTV-14-B-C-F/CF195-30, propeller serial nos. 211046 and 211048; Primary Hangar/Location: EUL; Airworthiness/Status: Airworthy (Which engines having less than 550 rated takeoff horsepower; and which propellers are not capable of absorbing at least 750 takeoff shaft horsepower.)	$1,400,000
4	N495SA — Registered Owner: Southern Airways Pacific LLC; Aircraft: 2026 Textron Aviation Inc. 208B, airframe serial no. 208B5942; Engine: Pratt & Whitney Canada PT6A-140, engine serial no. PCE-VA1136; Propeller: McCauley 4HFR34C778, propeller serial no. 241129; Avionics: Garmin G1000; Primary Hangar/Location: HNL; Airworthiness/Status: Airworthy/new June 2026 delivery. (Which engine having at least 550 rated takeoff horsepower; and which propeller capable of absorbing at least 750 takeoff shaft horsepower.)	$3,150,000
5	N496SA — Registered Owner: Southern Airways Pacific LLC; Aircraft: 2026 Textron Aviaiton Inc. 208B, airframe serial no. 208B5943; Engine: Pratt & Whitney Canada PT6A-140, engine serial no. PCE-VA1137;	$3,150,000

Schedule 1

Propeller: McCauley 4HFR34C778, propeller serial no. 260193; Avionics: Garmin G1000; Primary Hangar/Location: MEM; Airworthiness/Status: Airworthy/new June 2026 delivery.

(Which engine having at least 550 rated takeoff horsepower; and which propeller capable of absorbing at least 750 takeoff shaft horsepower.)

Schedule 1